EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 27, 2014 with respect to the consolidated financial statements of Alta Mesa Holdings, LP and Subsidiaries as of December 31, 2013 and 2012 and for each of the three fiscal years in the period ended December 31, 2013 included in the annual report on Form 10-K of Alta Mesa Holdings, LP and Subsidiaries for the year ended December 31, 2013.

/s/ UHY LLP

Houston, Texas

March 27, 2014